Exhibit 10.1

November 10, 2023
PERSONAL & CONFIDENTIAL

Charles Curlett, Jr.
VIA DOCUSIGN: [ * ]

RE: Confirmation of Employment Terms Dear Chad:
On behalf of MarketWise, LLC, we are pleased to confirm the following terms and conditions of your employment with the Company in this letter agreement (“Letter Agreement”), effective as of the date first written above (“Effective Date”).

•Title and Reporting Relationship. As Chief Operating Officer, you will report to the Chairman and Chief Executive Officer of MarketWise.

•Base Salary. Your annualized base salary will be $350,000 as of the Effective Date. It is subject to any applicable deductions and withholdings, payable in accordance with the Company’s normal payroll practices, and subject to review and adjustment from time to time. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.

•Annual Incentive Bonus. Beginning in 2024, each performance year, you will be eligible to receive an annual discretionary incentive bonus (the “Annual Incentive Bonus”) composed of cash and/or equity awards for the services you render under this Letter Agreement. The cash payment and/or equity award amount of the Annual Incentive Bonus, if any, will be determined by the Company’s Board of Directors (the “Board”) or its designated Committee in its sole discretion, based on your individual performance and the Company’s performance. Your Annual Incentive Bonus may ultimately be based on certain incentive target amounts and criteria to be established by the Board or its designated Committee for the applicable performance year. Cash payments are subject to applicable deductions and withholdings. Equity awards will be granted under the Company’s 2021 Incentive Award Plan.

•Indemnification Agreement. You will be covered as an indemnitee under the indemnification agreement entered into by members of the Board and Company

Exhibit 10.1

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officers, and you will be covered as an insured under the contract of directors and officers liability insurance that insures other members of the Board and Company officers. Notwithstanding the foregoing, unless otherwise prohibited by any applicable federal, state, or local statute, ordinance, and/or regulation, you shall not be entitled to attorneys’ fees or costs associated with any claim, cause of action, demand letter, or any form of legal complaint asserted by you against the Company.

•Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which the Company makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, vision insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time.

•Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.

•At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. The at-will nature of your employment may only be modified in a writing signed by you and an authorized representative of the Company. Although not required, the Company requests that you provide at least eight weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.

•Conditions. Your employment with the Company is contingent upon satisfactory results of any background check that may be performed from time to time pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.

•Company Policies. You will be required to abide by all applicable Company policies, procedures, and guidelines that are in effect, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies, procedures, and guidelines.

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•Miscellaneous.
o    During your continued employment, you will devote your best efforts and business time and attention to the business of the Company. You will not participate in any activities that will interfere with your employment or present a conflict of interest, unless such participation is specifically permitted in a writing signed by an authorized representative of the Company.

o    This Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor. You may not assign your rights or obligations under this Letter Agreement to another entity or person.

o    This Letter Agreement constitutes the entire understanding and agreement regarding the terms and conditions of your continued employment by the Company. It supersedes all prior negotiations, communications, understandings, and agreements (whether written or oral) relating to the subject matter contained herein or therein, including, without limitation, any prior employment agreements.

o    The terms of this Letter Agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this Letter Agreement), without a written modification signed by you and an authorized representative of the Company. For purposes of construction of this Letter Agreement, any ambiguity shall not be construed against either party as the drafter.

o    The terms of this Letter Agreement are governed by the laws of the State of Maryland without regard to conflicts of law principles.

o    If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

o    This Letter Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

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Please acknowledge your acceptance of the terms of this Letter Agreement by signing where indicated below.

Sincerely yours,

/s/ Porter Stansberry
F. Porter Stansberry
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Chad Curlett, Jr.
Chad Curlett, Jr.

Chad Curlett
Printed Name

11/12/2023
Date